FROM :CHRISTOPHER FAX NO. :7705189640 Oct. 14 2002 04:17PM P2

DEAN HELLER
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684 5708

Certificate of Amendment

FILED # C21922-99
Office Use Only

OCT 1 4 2002

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
- Remit in Duplicate -

1. Name of corporation: DIGITAL WORLD CUP INC.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE ONE: THE NAME OF THE CORPORATION SHALL BE MAGNUM d'OR RESOURCES INC
ARTICLE FOUR: THE CORPORATION IS EFFECTING A 1 FOR 300 REVERSE STOCK SPLIT EFFECTIVE OCTOBER 21, 2002 AND AFTER THE FILING AND RECORDING OF THIS CERTIFICATE OF AMENDMENT WITH THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 1,060,000 *

4. Officer Signature (Required):

Levine
MICHAEL LEVINE, VP & CEO

[signature]
SANDY WINICK, SECRETARY

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

EXHIBT 3(iii)